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                                  EXHIBIT 11.1


                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS

                          EXTENDED STAY AMERICA, INC.

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

                                                                           THREE MONTH PERIOD ENDED
                                                                       --------------------------------
                                                                       MARCH 31, 1995   MARCH 31, 1996
                                                                       ---------------  ---------------
 Weighted average shares issued and outstanding......................       3,681,966       22,467,393
 Additional dilution of shares issued on August 18, 1995.............       6,381,415
 Effect of employee stock options outstanding........................         632,897
 Effect of shares issued to underwriters upon execution of mortgage
  loan agreement subsequent to September 30, 1995....................         792,739
                                                                          -----------      -----------
 Weighted average shares (A).........................................      11,489,017       22,467,393
                                                                          ===========      ===========
 Net (loss)..........................................................     $  (248,601)     $  (429,310)
                                                                          ===========      ===========
 Net (loss) per common share.........................................     $     (0.02)     $     (0.02)
                                                                          ===========      ===========
- - -----------
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(A)  The net loss per common share amount for the three months ended March 31,
     1996 has been computed in accordance with Accounting Principles Board
     Opinion No. 15.  The net loss per common share amount for the three months ended March 31, 1995 has been computed in accordance with a Staff
     Accounting Bulletin (SAB) of the Securities and Exchange Commission.
     According to the SAB, equity securities, including stock, warrants, options and other potentially dilutive securities, issued within a twelve-month period prior to an initial public offering of common stock must be treated as common stock equivalents for all periods presented if the issue price of the common stock or the exercise price of the warrants, options or other potentially dilutive securities is substantially less than the initial public offering price, including loss years where the impact of the incremental shares is anti-dilutive.  As permitted by the SAB, the treasury stock method has been used in determining the weighted average number of shares of common stock outstanding during the period presented.